Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 13, 2009 in the Registration Statement (Form S-1) and related Prospectus of Ancestry.com Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Salt Lake City, Utah
August 3, 2009